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                                                                   EXHIBIT 10.56

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into as of January 21, 2000, by and between NHancement Technologies Inc., a Delaware corporation (the "Company"), Richard Glover (the "Employee").

                                     RECITAL


         The Employee has been hired by the Company to serve as the Chief Marketing Officer of the Company.

         The Company and the Employee desire to set forth the terms and conditions of the Employee's employment. This Agreement supersedes and replaces all existing employment agreements between the parties, oral or written.

                                    AGREEMENT

         In consideration of the mutual promises, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

         1.       AGREEMENT TO SERVE

             1.1 TITLE. The Company shall employ the Employee and the Employee shall serve in the employ of the Company as President of eRM Software Group of NHancement Technologies Inc. and Chief Marketing Officer.

             1.2 DUTIES. The Employee shall assume and discharge the responsibilities of President eRM Software Group of the Company and Chief Marketing Officer, as well as such other duties and responsibilities as may be assigned to him by the Chief Executive Officer and the Board of Directors of the Company and as are appropriate to the offices he holds. The Employee shall perform his duties to the best of his abilities and shall devote most of his business time and attention to the good faith performance of his duties. The Employee shall not engage in other businesses or activities for compensation during the term of this Agreement to the extent such other business or activities would constitute a conflict of interest with the interests of the Company or would substantially interfere with the performance of his duties hereunder. The Employee shall perform his services to the Company at its principal offices in San Diego.

         2.       TERMS OF EMPLOYMENT

             2.1 BASIC TERM. The term of the Employee's employment under this Agreement (the "Term") shall be for a period of two (2) years from the effective date of this Agreement (the "Initial Term"), subject to the remaining provisions of this Section 2. The Term will be extended for successive one-year periods beginning on the first day after the final day of the Initial Term, except in the event the Employee or the Company provides written notice to the

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Employment Agreement/Richard Glover
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other at least 180 days before the beginning of such one-year period, of the intention not to extend the Term. During the Term, the same terms and conditions contained in this Agreement (including salary as may be determined under Section 3.1) shall remain in effect during the continuance of the Employee's employment.

             2.2 TERMINATION FOR CAUSE. The Company shall have the right to terminate the Employee for cause and said termination shall be effected by and upon written notification to Employee. Grounds for termination for cause will be: (i) the Employee's material breach of any terms of the Agreement, if such material breach has not been substantially cured within thirty (30) days following written notice of such breach to the Employee from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Employee does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected; (ii) the Employee's willful dishonesty towards, fraud upon, crime against, misrepresentation, embezzlement, deliberate or attempted injury or bad faith action with respect to, or deliberate or attempted injury to, the Company; (iii) the Employee's gross negligence in the performance of, willful failure or refusal to perform, the services required of him under this Agreement, or to carry out proper directions by the Board of Directors of the Company with respect to the services rendered by him under this Agreement or the manner of rendering such services, his willful misconduct in the performance of his duties under this Agreement or the manner of rendering such services, his willful misconduct in the performance of his duties under this Agreement; (iv) any unlawful or criminal activity of a serious nature; or (v) the Employee's conviction for any felony crime (whether in connection with the Company's affairs or otherwise).

             2.3   TERMINATION WITHOUT CAUSE.    The Company shall have the
right, upon sixty (60) days written notification to the Employee, to terminate the Employee's employment without cause (as defined above). Except as otherwise provided in Section 3.5, upon any termination without cause pursuant to this
Section 2.3, the Employee shall be paid all accrued salary, vested deferred compensation (other than pension plan or profit-sharing plan benefits, which will be paid in accordance with the provisions of the applicable plan), any benefits then due under any plans of the Company in which the Employee is a participant, accrued vacation pay, sick-leave pay, and any appropriate business expenses incurred by the Employee in connection with his duties under this Agreement, all to the effective date of termination ("Accrued Compensation"), and all severance compensation provided for in Section 4.1.

             2.4 DISABILITY. If, during the Term of this Agreement, the Employee, in the reasonable judgement of the Board of Directors of the Company, has failed to perform his duties under this Agreement on the account of illness or physical or mental disability, which condition renders the Employee incapable of performing the duties of his office (disability as defined by a disability insurance policy purchased by Company on the Employee), and such condition continues for a total of six months during any 12-month (or shorter) period, the Company shall have the right to terminate the Employee's employment upon written notification to the Employee (which may also be considered notice not to extend the Term pursuant to Section 2.1) and payment to the Employee of all Accrued Compensation to the date of termination, and disability benefits as provided in
Section 4.2, severance and all other reimbursement accrued by the Employee.

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Employment Agreement/Richard Glover
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             2.5   DEATH.  In the event of the Employee's death during the Term of this Agreement, the Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay to his estate all Accrued Compensation to the date of termination, severance and all other reimbursement accrued by the Employee.

             2.6   TERMINATION UPON CHANGE IN CONTROL.

               (a) In the event of a Termination Upon change in Control, the Employee shall immediately be paid all Accrued Compensation and the severance compensation provided for in Section 4.1. "Termination Upon a Change in Control" shall mean a termination by the Company without cause, or by the Employee for "Good Reason", of the Employee's employment with the Company following a "Change in Control", as defined below.

               (b) For the purpose of this Agreement. "Good Reason" shall include but not be limited to, any of the following (without the Employee's express written consent):

                  (i) within the first 12 months after the Change in Control, the assignment to the Employee by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee's responsibilities immediately prior to a Change in Control;

                  (ii) within the first 12 months after the Change in Control, a reduction by the Company in the Employee's compensation or benefits as in effect on the date of the Change in Control;

                  (iii) the Company's relocation of the Employee to any place other than the principal offices of the Company in San Diego (or such other location as the Board of Director has agreed the Employee may be located pursuant to Section 1.2), except for reasonably required travel by the Employee on the Company's business;

                  (iv) any material breach by the Company of any provision of this Agreement, is such material breach has bot been cured within thirty (30) days following written notice of such breach by the Employee to the Company setting forth with specificity the nature of the breach or, if the cure cannot reasonably be effected within such 30-day period, then if the Company does not commence to cure the breach within such 30-day period and thereafter in good faith pursue such cure; or

                  (v) any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.

               (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

                  (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934), other than a trustee or other fiduciary

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Employment Agreement/Richard Glover
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holding securities under an employee benefit plan of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 51% of the then outstanding voting stock of the Company; or

                  (ii) at any time during any period of three consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; or

                  (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) at least 50% of the combined voting power of the voting securities or at least 50% of the total value of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            2.7   VOLUNTARY TERMINATION.   In the event Sections 2.2, 2.3, 2.4
and 2.6 are not applicable, and the Employee voluntarily terminates his employment, the Company shall promptly pay all Accrued Compensation to the date of termination, but no other compensation or reimbursement of any kind, including, without limitation severance pay.

         3.  COMPENSATION.

            3.1   BASE SALARY.      During the term of this Agreement, the
Company agrees to pay the Employee for his services a salary at the initial rate of $170,000.00 pre annum ("Base Salary") payable in equal semi-monthly installments. The Base Salary is the minimum Base Salary for the Employee. The Base Salary for each year during the Term of the Agreement shall be increased, subject to the approval of the Board of Directors, by the greater of: (a) an amount equal to the average annual incremental increase applicable to the Company's senior executive management or (b) an amount equal to the annual increase in the consumer price index.

            3.2 BENEFITS. The Employee's shall be entitled to participate in any of the company's benefit and deferred compensation plans as are from time to time available to the Employee's of the Company, including, but not limited to, profit-sharing, medical, dental, health and annual physical examination plans, life and disability insurance plans (provided, however, that the Employee's benefits may be modified or the Employee may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party-insurer or other provider relating to participation of Employees). All other benefits currently provided by Triad Marketing to The Employee will be maintained by The Company.

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Employment Agreement/Richard Glover
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            3.3   BONUS. The Employee shall be entitled to receive an
annual bonus pursuant to a written bonus plan approved by the Board of Directors, subject, however, to the Company meeting its goals and financial performance targets for such period, where failure to meet such goals will reduce or eliminate Employee's annual bonus.

            3.4 OTHER ALLOWANCES AND VACATION. The Employee shall be entitled to reasonable expense reimbursements upon presentation of supporting documentation in accordance with Company policies. The Company agrees to provide Employee with a vehicle allowance in an amount equal $ 750 per month. Employee shall be entitled to all holidays applicable to all employees of the Company, four weeks paid vacation per year, and such other benefits appropriate to the office of President of eRM Software Group and Chief Marketing Officer as the Board may deem reasonable.

            3.5 PROHIBITION AGAINST CERTAIN GOLDEN PARACHUTE PAYMENTS. Notwithstanding any other provision of the Agreement or of any other agreement, the Employee shall not be entitled to receive the amount (or portion thereof), if any, of compensation or severance reimbursement that (a) would be treated as a "parachute payment" for purposes of Section 280G of the Internal Revenue Code and (b) would subject the Employee to an excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code such that the Employee would receive, on an after-tax basis, total compensation, severance and reimbursement amounts that the Employee otherwise would have received if no "parachute payment" had been made to the Employee.


      4.    SEVERANCE AND OTHER PAYMENTS.

         4.1      SEVERANCE COMPENSATION

                   4.1.1 In the event the Employee's employment is terminated under Sections 2.3 or 2.6. the parties acknowledge that the Employee will sustain actual damages, the amount of which is indefinite, uncertain and difficult to exactly ascertain because of the uncertainties of successfully relocating and seeking a comparable position. In order to avoid dispute as to the amount of such damages and the mutual expense and inconvenience such dispute would entail, the Company and the Employee have agreed that the Company shall pay to the Employee severance compensation determined in the manner below. In the event the Company terminates the Employees employment at any time prior to the end of the Term:

                          (i)   if a Termination Without Cause pursuant to
Section 2.3, then the Company shall pay severance compensation in an amount equal to the Employee's Base Salary (at the rate payable at the time of termination) for the greater of a period of two (2) years following the date of termination or the balance of the Term, plus a bonus for each such year (or pro rate part thereof) equal to the average of the bonus received by the Employee for each of the two (2) years preceding the year in which termination occurs, in the manner specified in Section 3.1; or

                          (ii)  if a Termination upon a Change of Control
pursuant to Section 2.6, then the Company shall pay severance compensation in an amount equal

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Employment Agreement/Richard Glover
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to two times the sum of (x) the Employee's Base Salary (at the rate payable at the time of termination) plus a bonus calculated in the manner provided in clause (I) payable in the manner specified in Section 3.1

In either such event, the Employee shall be entitled to a letter of credit or other security reasonably acceptable to the Employee to secure payment to him of the amounts owed. The Company will provide to Employee said letter of credit or other security at the time of termination. It is agreed that in the event of such termination by the Company, the Employee shall receive the amounts provided in this Section 4.1, not as a penalty, but as the Employee's agreed severance compensation and sole damages for the termination of the Agreement, in lieu of Employee's proof of his actual damages on that account. All severance compensation shall be without prejudice to the Employee's right to receive all Accrued Compensation earned and unpaid up to the time of termination.

                  (b) Following a termination under Sections 2.3 or 2.6, the Employee may in the Employee's sole discretion, by delivery of a notice to the company within thirty (30) days following such termination, elect to receive from the company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to Section 4.1(a). The present value shall be determined as of the date of delivery of the notice of election of the Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury Bills, as reported in the Wall Street Journal (or similar publication) on the date of delivery of the election notice. If the Employee elects to receive a lump sum severance payment, the Company shall make payment to the Employee within sixty (60) days following the date on which the Employee notifies the Company of the Employee's election.

                  (c)   No deduction shall be made by the Company under Section
4.1 for any compensation earned by the Employee from any other employment or for any other monies otherwise received by the Employee subsequent to termination of Employee's employment.

                  (d) In the event or termination under Sections 2.3 or 2.6, at the Employee's sole discretion, the vesting schedule, if any, for all stock options previously granted to Employee shall be accelerated and all such options shall become fully vested as of the date of this termination.

            4.2   DISABILITY BENEFITS.    In the event of termination of the
Employee's employment by reason of disability pursuant to Section 2.4, the Company shall pay to the Employee the difference between (I) 75% of the sum of the Employee's Base Salary at the rate and times payable at the time of termination and (ii) amounts received by the Employee from long term disability insurance carried by the Company, during the remaining Term of this Agreement.


      5.    NON-COMPETITION.


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Employment Agreement/Richard Glover
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            5.1   NO COMPETITION.   Employee agrees that, unless terminated
without Cause, he will not, anywhere in the world, without the prior written approval of the Board of Directors, until the lapse of two (2) years after his termination pursuant to Sections 2.1, 2.2, 2.4 or 2.7, engage, directly or indirectly, in a "Competing Business", as defined below, whether as a sole proprietor, partner, corporate Employee, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Employee holds any beneficial interest in a Competing Business.
"Competing Business" shall bean the design, development, manufacture or marketing of products in any line of business in which the Company is, or has in the past been, involved, or is or has planned or considered involvement. The provisions of this paragraph will not, however, restrict Employee from owning less than one percent (1%) of the outstanding stock of a publicly traded corporation engaged in a Competing Business.

            5.2 NO SOLICITATION OF CUSTOMERS. Employee will not, directly or indirectly until the lapse of two (2) years after termination pursuant to Sections 2.1, 2.2, 2.4, or 2.7, without the prior written approval of the Board of Directors, call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of the Company for the purpose of diverting any existing or future business of such customers to a Competing Business.

            5.3   NO HIRING EMPLOYEES.    Employee will not, directly or
indirectly, until the lapse of two (2) years after termination pursuant to Sections 2.1, 2.2, 2.4 or 2.1, without the prior written approval of the Board of Directors, employ, engage, or seek to employ or engage, directly or indirectly, any employee of the Company.

            5.4   EQUITABLE REMEDIES.     The services to be rendered by
Employee and the information disclosed to Employee prior to and during the Term of the Agreement are of a unique and special character, and any breach of
Section 5 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Therefor, the Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of all provisions of Section 5. Injunctive relief may be granted immediately upon the commencement of any such action.


      6.    MISCELLANEOUS.

            6.1   SEVERABILITY.     Should a court or other body of competent
jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

            6.2   WITHHOLDINGS.       All compensation and benefits to the
Employee shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

            6.3   ARBITRATION.      The parties agree that any dispute or
controversy arising out of or relating to this Agreement, Employee's employment or the termination or cancellation

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Employment Agreement/Richard Glover
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of Employee's employment or this Agreement, including limitation any claim by
Employee under any federal, state or local law or statue regarding discrimination in employment, shall be settled by arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in San Francisco, California. If such Commercial Arbitration Rules and practices shall conflict with the California Rules of Civil Procedure or any other provision of California law then in force, such California rules and provision shall govern. Arbitration of any such dispute or controversy shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.

               Within thirty (30) days of the receipt by one party of a written notice to arbitrate delivered by the other party, each party shall select one arbitrator by written notice to the other party. Within thirty (30) days of the delivery of both notices, the two arbitrators will select a third arbitrator.
If the two cannot agree on such third arbitrator, the selection of a third arbitrator will be made in accordance with the procedures of the American Arbitration Association.

               Awards shall be final and binding on all parties to the extent and in the manner provided by California law. Each award shall expressly entitle the prevailing party to recover such party's attorney's fees and costs, and the award specifically allocate such fees and costs between the parties. All awards may be filed by either party with the appropriate clerk of one or more courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property, and a judgement entered thereon and execution issued therefor.

            9.4   ENTIRE AGREEMENT MODIFICATIONS.     This Agreement represents
the entire agreement between the parties an may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party, or in the case of a waiver, by the party waiving compliance. The failure of either party at to require performance of any of the provisions shall not affect the right at a latter time to enforce the same. No waiver by any party of the breach of any provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

            9.5   APPLICABLE LAW.   This Agreement shall be construed under and
governed by the laws of the state of California.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NHancement Technologies, Inc.                 Employee

By:    /s/ Douglas S. Zorn                            /s/ Richard Glover
   -----------------------------------------  ----------------------------------
     Douglas S. Zorn                                  Richard Glover
     President and Chief Executive Officer